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                                                                                                                   EXHIBIT 11.01
                                                                                                                   -------------

                                               EXHIBIT 11.01* TO REPORT ON FORM 10-Q

                                                TELXON CORPORATION AND SUBSIDIARIES

                                             COMPUTATION OF COMMON SHARES OUTSTANDING
                                                      AND EARNINGS PER SHARE

                                          (Dollars in thousands except per share amounts)


                                                                       Three Months Ended                Nine Months Ended
                                                                          December 31,                      December 31,
                                                                    ------------------------           ---------------------
                                                                     1994             1993              1994          1993
                                                                    -------          -------           -------       -------
Net income (loss) applicable to
    common shares                                                   $ 2,464          $  (617)          $ 5,356       $(3,684)
                                                                    =======          =======           =======       =======

Weighted average common and
    common equivalent shares
    outstanding for the period                                       15,620           15,417            15,788        15,377

Increase in weighted average
    from dilutive effect of stock
    options                                                              --               --                --            --
                                                                    -------          -------           -------       -------

Weighted average common shares,
    assuming issuance of the
    above securities                                                 15,620           15,417            15,788        15,377
                                                                    =======          =======           =======       =======

Earnings (loss) per common share:
      On the weighted average
        common shares outstand-
        ing for the year                                            $   .16          $  (.04)          $   .34       $  (.24)

      Assuming issuance of shares
        for dilutive stock
        options**                                                   $   .16          $  (.04)          $   .34       $  (.24)

 *       Numbered in accordance with Item 601 of Regulation S-K.

** This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 7-1/2% Convertible Debentures were omitted from the fully diluted calculation due to their antidilutive effect.
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